Mystic Financial, Inc.
---------------------------------------------------------------------------
                     60 High Street - Medford, MA 02155

FOR IMMEDIATE RELEASE
Date:      September 3,2003
Contact:   Anthony J. Patti
           Senior Vice President,
           Chief Financial Officer and Treasurer
           Phone: (781) 395-2800
           Fax:   (781) 391-8297

             MYSTIC FINANCIAL, INC. ADJUSTS QUARTERLY EARNINGS;
                        ANNUAL EARNINGS NOT AFFECTED


MEDFORD, MA.


Mystic Financial, Inc. (Nasdaq: MYST), (or the "Company"), the holding company for Medford Co-operative Bank (or the "Bank"), announced today that it was adjusting quarterly net income for the periods ended September 30, 2002, December 31, 2002, March 31, 2003, and June 30, 2003 to reflect the capitalization of the value of mortgage servicing rights. Net income for the year ended June 30, 2003 is not affected by the adjustment. As a result of the adjustment, net income will increase for each of the first three quarters for the year ended June 30, 2003, while net income will decrease for the quarter ended June 30, 2003.

During the first three quarters of the year ended June 30, 2003, Mystic Financial monitored its mortgage servicing rights to determine whether the value of such mortgage servicing rights was material. During the fourth quarter ended June 30, 2003, the Company applied SFAS 140 based upon its determination that the value of such mortgage servicing rights was material on a cumulative basis for the year. Accordingly, the Company capitalized $248,000, net of amortization, of such mortgage servicing rights in the fourth quarter.

Page 2 - Mystic Financial, Inc.

During the audit of the Company's financial statements for the year ended June 30, 2003, management determined that the value of such mortgage servicing rights generated during the year should have been capitalized on a quarterly basis instead of being recognized solely in the fourth quarter. The adjustment creates increases in net income for the first three quarters of 2003 and a corresponding reduction in net income for the fourth quarter. Net income for the year ended June 30, 2003 is not affected by the adjustment.
The attached schedule reflects the adjustment on the Company's income statement on a quarterly basis.

Mystic Financial, Inc. is the holding company for Medford Co-operative Bank, a Massachusetts chartered stock co-operative bank established in 1886. The Bank has six banking offices in Medford, Arlington, Lexington and Bedford, Massachusetts.

Statements contained in this news release which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company or the Bank does not undertake to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

                  MYSTICAL FINANCIAL, INC. AND SUBSIDIARIES
                 SELECTED CONSOLIDATED INCOME STATEMENT DATA

                              1st Qtr ended       2nd Qtr ended        3rd Qtr ended        4th Qtr ended          Year ended
                           September 30, 2002   December 31, 2002      March 31, 2003       June 30, 2003        June 30, 2003
                           ------------------   ------------------   ------------------   ------------------   -------------------

                                             (In Thousands, Except Per Share Data)

                                        As                   As                   As                   As                   As
                           Reported  Adjusted   Reported  Adjusted   Reported  Adjusted   Reported  Adjusted   Reported  Adjusted
                           --------  --------   --------  --------   --------  --------   --------  --------   --------  ---------

Other income                $ 416     $ 460      $ 362     $ 452      $ 549     $ 581      $ 838     $ 672      $2,165    $2,165
Income before income
 taxes                        713       757        522       612        814       846        781       615       2,830     2,830
Provision for income
 taxes                        275       292        212       248        298       310        329       264       1,114     1,114
Net income                  $ 438     $ 465      $ 310     $ 364      $ 516     $ 536      $ 452     $ 351      $1,716    $1,716

Basic earnings per share    $0.33     $0.35      $0.23     $0.27      $0.38     $0.40      $0.33     $0.26      $ 1.29    $ 1.29
Diluted earnings per
 share                      $0.32     $0.34      $0.22     $0.26      $0.37     $0.38      $0.32     $0.25      $ 1.23    $ 1.23